Exhibit (h)(9)

HENNESSY FUNDS TRUST
FIFTH AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIFTH AMENDMENT, effective November 1, 2022 (the “Effective Date”), to the Fund Accounting Servicing Agreement, dated as of February 7, 2006, as amended (the “Agreement”), is entered into by and between HENNESSY FUNDS TRUST, a Delaware statutory trust (the “Company”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

RECITALS

WHEREAS, the Company and USBGFS are parties to the Agreement; and

WHEREAS, the parties desire to amend the Agreement in order to (1) add the Hennessy Stance ESG Large Cap ETF as of the date the assets of the Stance Equity ESG Large Cap Core ETF are reorganized into the Hennessy Stance ESG Large Cap ETF (which is currently anticipated to be December 19, 2022); (2) amend the fees to the Agreement; and (3) amend the term of the Agreement; and

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by both the Company and USBGFS.

AGREEMENT

NOW, THEREFORE, the Company and USBGFS agree as follows:

1.	The defined term USBFS in the Agreement is hereby replaced with USBGFS everywhere it appears.

2.	The first sentence of Section 6 of the Agreement is hereby superseded and replaced in its entirety with the following:

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B or Exhibit B‑1 hereto (as amended from time to time), with the applicable fee schedule being designated in Exhibit A (as amended from time to time).

3.	Section 10 of the Agreement is hereby superseded and replaced in its entirety with the following:

10. Term of Agreement; Amendment

This Agreement shall become effective as of November 1, 2022 and will continue in effect until October 31, 2023 (the “Initial Term”). Thereafter, this Agreement shall continue in effect automatically as to each Fund until terminated by the parties in accordance with its terms. Following the Initial Term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of written notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Company and authorized or approved by the Board of Directors.

4.	The existing Amended Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

5.	The fee schedule applicable to exchange traded funds is hereby added to the Agreement and attached hereto as Exhibit B-1.

6.	The existing Amended Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

7.	The parties anticipate that the assets of the Stance Equity ESG Large Cap Core ETF will be reorganized into the Hennessy Stance ESG Large Cap ETF effective as of December 19, 2022.

8.	Except to the extent amended by this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have each caused this Amendment to be executed by a duly authorized officer as of the Effective Date.

HENNESSY FUNDS TRUST By: /s/ Teresa M. Nilsen Name: Teresa M. Nilsen Title: Executive Vice President	U.S. BANCORP FUND SERVICES, LLC, By: /s/ Jason Hadler Name: Jason Hadler Title: Sr. Vice President

2

Amended Exhibit A
to the
Fund Accounting Servicing Agreement

Fund Names
Separate Series of Hennessy Funds Trust
Name of Series	Applicable Fee Schedule
Hennessy Cornerstone Growth Fund	Exhibit B
Hennessy Focus Fund	Exhibit B
Hennessy Cornerstone Mid Cap 30 Fund	Exhibit B
Hennessy Cornerstone Large Growth Fund	Exhibit B
Hennessy Cornerstone Value Fund	Exhibit B
Hennessy Total Return Fund	Exhibit B
Hennessy Equity and Income Fund	Exhibit B
Hennessy Balanced Fund	Exhibit B
Hennessy Energy Transition Fund	Exhibit B
Hennessy Midstream Fund	Exhibit B
Hennessy Gas Utility Fund	Exhibit B
Hennessy Japan Fund	Exhibit B
Hennessy Japan Small Cap Fund	Exhibit B
Hennessy Large Cap Financial Fund	Exhibit B
Hennessy Small Cap Financial Fund	Exhibit B
Hennessy Technology Fund	Exhibit B
Hennessy Stance ESG Large Cap ETF (anticipated to commence operations on December 19, 2022)	Exhibit B-1

Exhibit A, Page 1

Amended Exhibit B to the Fund Administration Servicing Agreement
Amended Exhibit B to the Fund Accounting Servicing Agreement
Amended Exhibit C to the Transfer Agency Servicing Agreement
Amended Exhibit D to the Custody Agreement

Combined Fund Administration, Fund Accounting, Transfer Agent, and
Custody Services Fee Schedule effective November 1, 20221 –
Mutual Funds

Annual fee schedule detailed below applies to the following Hennessy Funds (the “Mutual Funds”):

Hennessy Cornerstone Growth Fund
Hennessy Focus Fund
Hennessy Cornerstone Mid Cap 30 Fund
Hennessy Cornerstone Large Growth Fund
Hennessy Cornerstone Value Fund
Hennessy Total Return Fund
Hennessy Equity and Income Fund
Hennessy Balanced Fund
Hennessy Midstream Fund
Hennessy Energy Transition Fund
Hennessy Gas Utility Fund
Hennessy Small Cap Financial Fund
Hennessy Large Cap Financial Fund
Hennessy Technology Fund
Hennessy Japan Fund
Hennessy Japan Small Cap Fund

Annual fee schedule based upon the aggregate net assets of the Mutual Funds:

10 basis points on all net assets up to $2 billion
7 basis points on the next $2 billion of net assets
6 basis points on the next $2 billion of net assets
5 basis points on the next $1 billion of net assets
4 basis points on the next $3 billion of net assets
3 basis points on net assets greater than $10 billion
Minimum annual fee across all Mutual Funds: $37,500 per Fund multiplied by the number of Mutual Funds

SEC Modernization Fees:
$12,000 per year, per Mutual Fund

$250 per year, per Mutual Fund

Fee waiver in place for the period of August 1, 2022 through July 31, 2025 (or earlier termination of the Agreement) as follows:
100% waiver of all fees for the following Mutual Funds:
Hennessy Energy Transition Fund
Hennessy Midstream Fund
Hennessy Technology Fund

*With respect to each of these three Mutual Funds individually, the fee waiver will not apply at any time that the net assets of such Mutual Fund exceed $125 million.

[1]
This Exhibit is a combined fee schedule that will cover all services provided by USBGFS to the Trust for Mutual Funds pursuant to the Fund Administration Servicing Agreement, the Fund Accounting Servicing Agreement, and the Transfer Agent Servicing Agreement, as well as the services provided by U.S. Bank National Association to the Trust for Mutual Funds pursuant to the Custody Agreement.

Exhibit B, Page 1

Extraordinary services – quoted separately
Fees are billed monthly
Annual fee includes all fund expenses, excluding extraordinary expenses, related to the agreements indicated above.

Exhibit B, Page 2

Exhibit B-1 to the Fund Administration Servicing Agreement
Exhibit B‑1 to the Fund Accounting Servicing Agreement
Exhibit C‑1 to the Transfer Agency Servicing Agreement

Combined Fund Administration, Fund Accounting, and Transfer Agent
Fee Schedule effective November 1, 20222 –
ETFs

Fee Schedule for ETF Series added to The Hennessy Funds Trust
The following reflects the greater of the basis point fee or annual minimum (as applicable, the “Base Fee”) where Hennessy Advisors, Inc. (the “Adviser”) acts as investment adviser to an exchange‑traded fund that is a series of Hennessy Funds Trust. The parties acknowledge that the fees for the Hennessy Stance ESG Large Cap ETF will not begin to accrue until the date the assets of the Stance Equity ESG Large Cap Core ETF are reorganized into the Hennessy Stance ESG Large Cap ETF (which is currently anticipated to be December 19, 2022).

Fees for ETF Fund Accounting, Fund Administration and Transfer Agent Services

Annual Minimum per Fund Waived for the Hennessy Stance Equity ESG Large Cap ETF Additional ETFs at $20k
Basis Points on Trust level ETF Series AUM
3 bps on all net assets up to $10 billion, except that bps fees for the Hennessy Stance Equity ESG Large Cap ETF shall be waived on all net assets up to $45 million
2 bps on net assets greater than $10 billion

See Appendix A for Services and Associated Fees in addition to the Base Fee
See Appendix B for Optional Supplemental Services and Associated Fees in addition to the Base Fee

Appendix A

Accounting, Administration, Transfer Agent Services (in addition to the Base Fee)

Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
◾	$0.08 – Listed equity instruments and rates including but not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
◾	$0.50 – Lower Tier Cost Fixed Income Instruments including but not limited to: Domestic Corporate and Government Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
◾	$0.80 – Higher Tier Cost Fixed Income Instruments including but not limited to: CMO and Asset Backed Securities; Money Market Instruments; Foreign Bonds; and High Yield Bonds
◾	$1.00- Bank Loans
◾	Derivative Instruments are generally charged at the following rates:
o	$0.90 – Interest Rate Swaps, Foreign Currency Swaps
o	$1.50 – Swaptions
o	$3.00 – Credit Default Swaps
◾	Intraday money market funds pricing, up to 3 times per day
◾	$500 per Month Manual Security Pricing (>25 per day)

Note: Prices are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change.  Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs, CDOs and complex derivative

[2]
This Exhibit is a combined fee schedule that will cover all services provided by USBGFS to the Trust pursuant to the Fund Administration Servicing Agreement, the Fund Accounting Servicing Agreement, and the Transfer Agent Servicing Agreement,.

Exhibit B-1, Page 1

instruments, which may result in additional swap set up fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action and Factor Services
Fee for ICE data used to monitor corporate actions
◾	$2.00 per Foreign Equity Security per Month
◾	$1.00 per Domestic Equity Security per Month
◾	$2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
◾	$1 per security per month for fund administrative

SEC Modernization Requirements
◾	Form N-PORT – $8,000 per year, per fund
◾	Form N-CEN – $250 per year, per fund

Core Tax Services
◾	M-1 book-to-tax adjustments at fiscal and excise year-end
◾	Prepare tax footnotes in conjunction with fiscal year-end audit
◾	Prepare Form 1120-RIC federal income tax return and relevant schedules
◾	Prepare Form 8613 and relevant schedules
◾	Prepare Form 1099-MISC Forms
◾	Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing
◾	Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Charges associated with accelerated effectiveness at DTCC, Portfolio Composition File (PCF) management services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Appendix B

OPTIONAL Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by U.S. Bank upon client need and/or request)

Daily Compliance Services
◾	Base fee – $20,000 per fund per year
◾	Setup – $2,500 per fund group

SEC Derivatives Rule 18f-4 Confluence Technologies Offering
Offering	Price per Fund per Month
Limited Derivatives User	$120
Full Derivatives User (no OTC derivatives)	$300
Full Derivative User (with 1-5 OTC derivatives)	$400
Full Derivative User (with 5 or more OTC derivatives)	$500

Controlled Foreign Corporation (CFC)
◾	U.S. Bank Fee Schedule plus $15,000

C- Corp Administrative Services
◾	1940 Act C-Corp – U.S. Bank Fee Schedule plus $15,000
◾	1933 Act C-Corp – U.S. Bank Fee Schedule plus $25,000

Exhibit B-1, Page 2

Section 15(c) Reporting
◾	$2,000 per fund per standard reporting package*
*Standard reporting packages for annual 15(c) meeting
•	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
•	Performance reporting package: Peer Comparison Report
◾	Additional 15c reporting is subject to additional charges
◾	Standard data source – Morningstar; additional charges will apply for other data services

Optional Tax Services
Additional services excluded from the Base Fee are:
◾	Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $5,000 per year
◾	Additional Capital Gain Dividend Estimates – (First two included in core services) – $1,000 per additional estimate
◾	State tax returns - (First two included in core services) – $1,500 per additional return

Tax Reporting – C-Corporations

Federal Tax Returns
◾	Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $25,000
◾	Prepare Federal and State extensions (If Applicable) – Included in the return fees
◾	Prepare provision estimates – $2,000 Per estimate

State Tax Returns
◾	Prepare state income tax returns for funds and blocker entities – $1,500 per state return
•	Sign state income tax returns – $2,000 per state return
•	Assist in filing state income tax returns – Included with preparation of returns
•	State tax notice consultative support and resolution – $1,000 per fund

Additional services not included above shall be mutually agreed upon at the time of the service being added.  In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Equity & Fixed Income Attribution Reporting
◾	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Exhibit B-1, Page 3